       1                                                         Exhibit 10.5



                      EXECUTIVE CHANGE-IN-CONTROL AGREEMENT

         AGREEMENT between Payless Cashways,  Inc. ( the "Corporation"),  and E.
J. Holland, Jr. (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Compensation Committee, having full authority to act for the Board of Directors of the Corporation in this matter, has approved the Corporation entering into Change-in-Control Agreements with key executives of the Corporation;

         WHEREAS, the Executive is a key executive of the Corporation and has been selected by the Board of Directors of the Corporation as a key executive to receive a Change-in-Control Agreement;

         WHEREAS, in connection with any proposal from a third person concerning a possible business combination with, or acquisition of equity securities of, the Corporation, the Board believes it imperative that the Corporation and the Board be able to rely upon the Executive to continue in his or her position, and that they be able to receive and rely upon his or her advice, if they request it, as to the best interests of the Corporation and its shareholders, without concern that he or she might be distracted by the personal uncertainties and risks created by such a proposal; and

         WHEREAS, in connection with any such proposals, in addition to the Executive's regular duties, he or she may be called upon to assist in the assessment of such proposals, advise management and the Board as to whether such proposals would be in the best interests of the Corporation and its shareholders, and to take such other actions as the Board might determine to be appropriate;

         NOW, THEREFORE, to assure the Corporation that it will have the continued dedication of the Executive and the availability of his or her advice and counsel notwithstanding the possibility, threat, or occurrence of a bid to take over control of the Corporation, and to induce the Executive to remain in the employ of the Corporation, and for other good and valuable consideration, the Corporation and the Executive agree as follows:

         1. Term of Agreement. This Agreement will commence on June 26, 1997 and shall continue in effect for a one-year term, which term shall be automatically extended for successive one-year terms commencing on June 26, 1998 and on each June 26 thereafter unless either party shall have given written notice to the other at least forty-five (45) days prior to such date that the term shall not be so extended; provided, however, if a "Change in Control of the Corporation" (as defined in Section 2 hereof) shall have occurred prior to the end of the term of this Agreement as it may be so extended, the term of this Agreement shall continue in effect for a period of twenty-four (24) months beyond the month in which such Change in Control of the Corporation occurred.

         2. Change in Control of the Corporation. No benefits shall be payable hereunder unless there shall have been a Change in Control of the Corporation, as set forth below. For purposes of this Agreement, a "Change in Control of the Corporation" shall mean and deemed to have occurred if:

                  (i) any person, as defined in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of securities of the Corporation having 25% or more of the voting power in the election of directors of the Corporation, excluding, however, any person or an "affiliate" (as defined in the Exchange
Act) of such person who is the beneficial owner of any shares of any class (preferred or common) of the Corporation's capital stock on the date hereof; or

                  (ii) the occurrence within any twelve-month period while this Agreement is in effect of a change in the Board of Directors of the Corporation with the result that the Incumbent Members (as defined below) do not constitute a majority of the Corporation's Board of Directors. The term "Incumbent Members" shall mean the members of the Board on the date immediately preceding the commencement of such twelve-month period, provided that any person becoming a director during such twelve-month period whose election or nomination for election was approved by a majority of the directors who, on the date of such election or nomination for election, comprised the Incumbent Members shall be considered one of the Incumbent Members in respect of such twelve-month period.

         3. Termination Following a Change in Control of the Corporation. If any of the events described in Section 2 hereof constituting a Change in Control of the Corporation shall have occurred, you shall be entitled to the benefits provided in Subsection 4(d) hereof upon the subsequent termination of your employment within the following twenty-four (24) month period unless such termination is (i) because of your death, Disability or Retirement, (ii) by the Corporation for Cause, or (iii) by you other than for Good Reason.

                  (a) Disability; Retirement. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Corporation for six (6) consecutive months, and within thirty (30) days after written notice of termination is given you shall not have returned to the full-time performance of your duties, the Corporation may terminate your employment for "Disability." Termination by the Corporation or you of your employment by reason of "Retirement" shall mean termination on or after attainment of your "normal retirement age," as defined in the Payless Cashways, Inc. Amended Retirement Plan as of the date hereof, or in accordance with any retirement arrangement established with your consent with respect to you.

                  (b) Cause. Termination by the Corporation of your employment for "Cause" shall mean termination upon (i) the willful and continued failure by you to substantially perform your duties with the Corporation (other than any such failure resulting from termination by you for Good Reason), after a demand for substantial performance is delivered to you that specifically identifies the manner in which the Corporation believes that you have not substantially performed your duties, and you have failed to resume substantial performance of your duties on a continuous basis within fourteen (14) days of receiving such demand, (ii) the willful engaging by you in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise, or (iii) your conviction of a felony or conviction of a misdemeanor which impairs your ability substantially to perform your duties with the Corporation. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Corporation.

                  (c) Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence after a Change in Control of the Corporation of any one or more of the following:

                           (i) the assignment to you of duties inconsistent with your present duties, responsibilities and status as the Senior Vice President-Administration/Secretary of the Corporation or a reduction or alteration in the nature or status of your responsibilities from those in effect immediately prior to the date of Change in Control of the Corporation;

                           (ii) a reduction by the Corporation in your base salary as in effect on the date hereof, or as in effect as of the date of Change in Control of the Corporation, if greater ("Base Salary");

                           (iii) the Corporation's requiring you to be based at a location in excess of forty-five (45) miles from the location where you are currently based;

                           (iv) the failure by the Corporation to continue in effect the Corporation's Corporate Management Annual Incentive Compensation Program, Deferred Compensation Plan for Key Employees, Employee Stock Option Plans, any other of the Corporation's employee benefit plans, policies, practices, or arrangements in which you participate, unless a comparable plan has been established with respect to you, or the failure by the Corporation to continue your participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed as of the date of Change in Control of the Corporation; and

                           (v) the failure of the Corporation to obtain a satisfactory agreement from any successor to the Corporation to assume and agree to perform this Agreement, as contemplated in Section 7 hereof.

                  Your right to terminate your employment pursuant to this Subsection (c) shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

                  (d) Notice of Termination. Any termination by the Corporation for Cause or Disability or by you for Good Reason shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. Such "Notice of Termination" shall specify the "Date of Termination," as defined in Subsection
(e) below, provided that in the event of a termination for Cause or Disability by the Corporation, such Date of Termination will be no sooner than thirty (30) days following Notice of Termination. Any purported termination by the Corporation of your employment for Cause or Disability that is not effected pursuant to a Notice of Termination satisfying the requirements of this Subsection (d) shall be deemed to be a termination without Cause by the Corporation and you will be entitled to the benefits under Section 4(d) below.

                  (e) Date of Termination. "Date of Termination" shall mean the date specified in the Notice of Termination where required or in any other case upon ceasing to perform services to the Corporation; provided that if within thirty (30) days after any Notice of Termination one party in good faith notifies the other party that a dispute exists concerning the termination, the Date of Termination, shall be the date finally determined to be the Date of Termination, either by mutual written agreement of the parties or by a binding and final arbitration award; provided, however, that in no case shall the Date of Termination be subsequent to the Term of this Agreement.

         4. Compensation Upon Termination or During Disability. Following a Change in Control of the Corporation, as defined in Section 2 hereof, upon termination of your employment or during a period of disability you shall be entitled to the following benefits:

                  (a) During any period that you fail to perform your full-time duties with the Corporation as a result of incapacity due to physical or mental illness, you shall continue to receive your Base Salary at the rate in effect at the commencement of any such period plus all other amounts to which you are entitled under any compensation plan of the Corporation at the time such payments are due, until your employment is terminated pursuant to Subsection 3(a) hereof. Thereafter, your benefits shall be determined in accordance with the Corporation's retirement, insurance, and other applicable programs and plans then in effect.

                  (b) If your employment shall be terminated by the Corporation for Cause or by you other than for Good Reason, the Corporation shall pay you your full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given or on the Date of Termination if no Notice of Termination is required hereunder, plus all other amounts to which you are entitled under any compensation plan of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to you under this Agreement.

                  (c) If your employment terminates by reason of your Retirement, or by reason of your death, the Corporation shall pay you your full Base Salary through the date of retirement or death, plus all other amounts to which you are entitled under any compensation plan of the Corporation at the time such payments are due, and any other benefits shall be determined in accordance with the Corporation's retirement, survivor's benefits, insurance, and other applicable programs and plans then in effect.

                  (d) If your employment by the Corporation  shall be terminated
(i) by the Corporation other than for Cause, Retirement, or Disability, or (ii) by you for Good Reason, you shall be entitled to the benefits (the "Severance Payments") provided below:

                           (1) the Corporation shall pay you your full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, or the Date of Termination where no Notice of Termination is required hereunder;

                           (2) the Corporation will pay as severance benefits to you, not later than the fifteenth (15) day following the Date of Termination, a lump sum severance payment equal to the sum of:

                                    (i) one  year's  annual  Base  Salary if you
         have been employed by the Corporation for one year or less prior to your Date of Termination, or two years' annual Base Salary if you have been employed by the Corporation for a period of time in excess of one year prior to your Date of Termination. For purposes of this section, "Base Salary" shall mean the salary in effect immediately prior to the occurrence of the circumstances giving rise to such termination, or, if greater, the salary in effect as of the date of Change in Control of the Corporation. And,

                                    (ii) two times  your  average  bonus for the
         prior three years, or such fewer number of years as you were entitled to participate in the plan, under the Corporation's Corporate Management Annual Incentive Compensation Program. However, if you are participating in the Corporate Management Annual Incentive Compensation Program for the first time at the Date of Termination, you will receive two times your annual Target Incentive Pay.

                           (3) the Corporation will arrange to provide you, at the Corporation's expense, with benefits under the Corporation's Hospital/Medical Plan, and all group Life Insurance Plans, and any other Welfare Plans then existing, or benefits substantially similar to the benefits you were receiving immediately prior to the Notice of Termination under the named plans, for a period of one year if you have been employed by the Corporation for one year or less prior to your Date of Termination, or for a period of two years if you have been employed by the Corporation for a period of time in excess of the year prior to your Date of Termination, such benefits specifically being in addition to any and all rights you may have under the plan and under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); but benefits otherwise receivable by you pursuant to this Subsection (3) shall be reduced to the extent comparable benefits are actually received by you from a subsequent employer during the such period following your termination, and any such benefits actually received by you shall be reported to the Corporation;

                           (4) to the  extent  that  benefits  under each of the
         Corporation's pension plans and the Corporation's Supplemental Retirement Plan are computed on the basis of either the salary and benefits paid while in the Corporation's employ or the term of your employment with the Corporation, the benefits payable and your eligibility therefor shall be determined as though you were employed by the Corporation under this Agreement for and had attained the age that you would have attained at the end of the Severance Period.

                           (5) the Corporation will pay your reasonable costs of using a qualified outplacement service. You must initiate the use of such outplacement counseling within thirty (30) days following Date of Termination. The assumption of these costs by the Corporation also includes incidental expenses which are customarily paid for a terminated employee occupying a position similar to your position on Date of Termination.

                  (e) If you are within twenty-four (24) months of age sixty-five (65), or older, your Severance Payments or Alternative Severance Payments (as defined below) provided for in Subsections (d)(2) and (d)(3) above shall be multiplied by a fraction, the numerator of which is the greater of twelve (12) or the number of months until age sixty-five (65), and the denominator of which is twenty-four (24).

                  (f)(1) Notwithstanding any other provision contained in this Agreement, if any payments made or payable to you, whether pursuant to this Agreement or otherwise, would be subject to the excise tax ("Excise Tax") imposed under Section 4999 of the code, then (i) the amounts otherwise payable pursuant to this Agreement ("Agreement Payments") shall be reduced, but not below zero, if such reduction would result in your retaining a larger amount, after-taxes, including the Excise Tax, than if you had received all of the Agreement Payments or (ii) the aggregate present value of the "parachute payments" (as hereinafter defined) other than Agreement Payments shall also be reduced, but not below zero, if such reduction would result in your retaining a larger amount after taxes, including the Excise Tax, than if you had received all of the "parachute payments" other than Agreement Payments.

                  If the application of the preceding sentence should require a reduction in Agreement Payments or other "parachute payments," such reduction shall be implemented first, by reducing any noncash benefits to the extent necessary. In each case, the reductions shall be made starting with the payment or benefit to be made on the latest date following the Date of Termination and reducing payments or benefits in reverse chronological order therefrom.

                  (2) Any determination as to which amounts paid or payable to you constitute "parachute payments" and the present value thereof shall be made in accordance with Section 280G of the Code and any rulings and regulations promulgated thereunder and shall be made within fifteen (15) days after the Date of Termination by a nationally recognized firm of independent accountants selected by you (the "Auditing Firm"). The Auditing Firm shall provide detailed supporting calculations both to the Corporation and you within fifteen (15) business days of the Date of Termination or such earlier time as is requested by the Corporation. Any such determination by the Auditing Firm shall be binding upon the Corporation and you.

                  (3) It is possible that as a result of a mistake of fact or the clarification of the application of Sections 280G and 4999 of the Code subsequent to the making of Agreement Payments or "parachute payments" to you, the Auditing Firm will determine that because of the provisions of Section 4(f) hereof, either Agreement Payments or "parachute payments" have been made that would not have been made ("Overpayments") or that additional Agreement Payments or "parachute payments," would have been made ("Underpayments"), in either case had the mistake been discovered or the clarification been known at the time of payment. In the event that the Auditing Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to you which you shall repay to the Corporation together with interest at the applicable Federal Rate provided for in Section 7872(f)(2) of the Code (the "Federal Rate"), provided, however, that no amount shall be payable by you to the Corporation (or if paid by you to the Corporation shall be returned to you) if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Auditing Firm determines that an Underpayment has occurred, any such Underpayment shall be paid by the Corporation to you within fifteen (15) business days of the determination by the Auditing Firm of such Underpayment together with interest at the Federal Rate.

                  (g) The Corporation shall also pay to you all legal fees and expenses incurred by you as a result of such termination of employment
(including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Change-in-Control Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of IRC
Section 4999 of the Code to any payment or benefit provided hereunder).

                  (h) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4, except for benefits as described in this Subsection 4(d)(3), be reduced by any compensation earned by you as a result of employment by another employer after the Date of Termination, or otherwise.

         (5) Withholding of Taxes. The Corporation may withhold from any amounts payable under this Agreement all Federal, State, City, or other taxes as legally shall be required.

         (6) Limitation of Effect. This Agreement shall have no effect on any termination of your employment prior to a Change in Control of the Corporation.

         (7) Successors; Binding Agreement.

             (a) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation or of any division or subsidiary thereof employing you to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Corporation in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

             (b) This Agreement shall insure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to your devisee, legatee, or other designee, or if there is not such designee, to your estate.

         8. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement.

         9. Modifications. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board.

         10. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         11.   Counterparts.   This   Agreement   may  be  executed  in  several
counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

         12. Governing Law; Resolution of Disputes. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Missouri. Any dispute arising out of this Agreement shall, at the Executive's election, be determined by arbitration under the rules of the American Arbitration Association then in effect or by litigation. Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be Kansas City, Missouri or, at the Executive's election, if the Executive is no longer residing or working in the Kansas City, Missouri, metropolitan area, in a court in the judicial district encompassing the city in which the Executive resides; provided, that, if the Executive is not then residing in the United States, the election of the Executive with respect to such venue shall be either Kansas City, Missouri or a court in the judicial district encompassing that city in the United States among the 30 cities having the largest population (as determined by the most recent United States Census data available at the Termination Date) which is closest to the Executive's residence. The parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the 26th day of June, 1997.

                                                  PAYLESS CASHWAYS, INC.


                                                  BY:
                                                       /s/ David Stanley
                                                       -------------------------
                                                       Name:  David Stanley
                                                       Title: Chairman and Chief
                                                              Executive Officer

Agreed to this 26th day of

June, 1997.

By:       /s/ E. J. Holland, Jr.
          --------------------------------
Name:     E. J. Holland, Jr.
Title:    Sr. VP-Administration/Secretary

Attest:
/s/ Richard G. Luse
------------------------------------
Richard G. Luse, Assistant Secretary